EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statement Numbers 333‑206061 and 333-190071 on Form S-8, and Numbers 333-224684, 333-212096, 333-205140, and 333-204589 on Form S-3 of Clearway Energy, Inc. of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Clearway Energy, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules “Schedule I - Condensed Financial Information of Registrant” and “Schedule II - Valuation and Qualifying Accounts”, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Clearway Energy, Inc.
Our report dated March 2, 2020 refers to changes in accounting principle, the Company’s adoption of Topic 606, Revenue from Contracts with Customers and Topic 842, Leases.

(signed) KPMG LLP
Philadelphia, Pennsylvania
March 2, 2020